ARTICLES OF MERGER
                                 OF
                         PEOPLE'S WAY.COM, INC.
                         (A Utah Corporation)

                                INTO

                        PROSPECTOR ENERGY, INC.
                        (A Nevada Corporation)

   The Undersigned, being sole Director of Peoples Way.Com, Inc. (formerly Prospector Energy, Inc.), a Utah corporation, and the sole officer and director of Prospector Energy, Inc., a Nevada corporation, hereby certify as follows:

   1. A merger for the purpose of changing domicile has been approved by the Board of Directors of People's Way.Com, Inc. and Prospector Energy, Inc.

   2. Shareholders owning, 24,020,000 of the shares of common stock of People's Way.Com, Inc., which number of shares is a majority of the approximately 30,000,000 shares outstanding, voted in favor of such merger on June 25, 1999. The sole shareholder of Prospector Energy, Inc. voted for such plan of merger on September 15, 1999. A majority vote is sufficient for authorizing the change of domicile.

   3. A Notice, including a summary of the merger, was mailed to all shareholders of the Utah Corporation on or about June 15, 1999.

   4. Prospector Energy, Inc., a Nevada corporation, hereby agrees that it will promptly pay to the dissenting shareholders, if any, of People's Way.Com, Inc., a Utah Corporation, the amount, if any, to which they shall be entitled under the provisions of the Utah Corporation Statutes with respect to the rights of dissenting shareholders.

              Effective the 15th day of September, 1999.

PEOPLE'S WAY.COM, INC.                    PROSPECTOR ENERGY, INC.
A Utah Corporation                        A Nevada Corporation

/s/ Robert Kropf                          /s/ Robert Kropf
________________                          _________________
Robert Kropf                              Robert Kropf
President/Secretary                       President/Secretary